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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 3 )*

                              DOT HILL SYSTEMS CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                      COMMON STOCK, $.001 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   25848T109
                      ------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2002
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [X]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 9 pages

CUSIP No.  25848T109


--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     WILLIAM R. SAUEY
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [_]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
     UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
               5.   Sole Voting Power
  NUMBER OF         1,378,168 (1)
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY          0
    EACH       -----------------------------------------------------------------
  REPORTING    7.   Sole Dispositive Power
   PERSON           1,378,168 (1)
    WITH:      -----------------------------------------------------------------
               8.   Shared Dispositive Power
                    0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     2,491,737
--------------------------------------------------------------------------------
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                 [_]
     NOT APPLICABLE
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     9.9%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
     IN
--------------------------------------------------------------------------------

(1) INCLUDES 74,792 SHARES ISSUABLE TO REPORTING PERSON UPON EXERCISE OF OPTIONS TO PURCHASE COMMON STOCK WITHIN 60 DAYS OF DECEMBER 31, 2002.

                                Page 2 of 9 pages

CUSIP No.  25848T109


--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     FLAMBEAU CORPORATION
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [_]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
     WISCONSIN
--------------------------------------------------------------------------------
               5.   Sole Voting Power
  NUMBER OF         655,876
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY          0
    EACH       -----------------------------------------------------------------
  REPORTING    7.   Sole Dispositive Power
   PERSON           655,876
    WITH:      -----------------------------------------------------------------
               8.   Shared Dispositive Power
                    0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     655,876
--------------------------------------------------------------------------------
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                 [_]
     NOT APPLICABLE
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     2.6%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
     CO
--------------------------------------------------------------------------------

                                Page 3 of 9 pages

CUSIP No.  25848T109


--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     FLAMBEAU PRODUCTS CORPORATION
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [_]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
     OHIO
--------------------------------------------------------------------------------
               5.   Sole Voting Power
  NUMBER OF         393,618
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY          0
    EACH       -----------------------------------------------------------------
  REPORTING    7.   Sole Dispositive Power
   PERSON           393,618
    WITH:      -----------------------------------------------------------------
               8.   Shared Dispositive Power
                    0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     393,618
--------------------------------------------------------------------------------
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                 [_]
     NOT APPLICABLE
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     1.6%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
     CO
--------------------------------------------------------------------------------

                                Page 4 of 9 pages

CUSIP No.  25848T109


--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     SEATS, INC.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [_]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
     WISCONSIN
--------------------------------------------------------------------------------
               5.   Sole Voting Power
  NUMBER OF         64,075
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY          0
    EACH       -----------------------------------------------------------------
  REPORTING    7.   Sole Dispositive Power
   PERSON           64,075
    WITH:      -----------------------------------------------------------------
               8.   Shared Dispositive Power
                    0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     64,075
--------------------------------------------------------------------------------
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                 [_]
     NOT APPLICABLE
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     0.3%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
     CO
--------------------------------------------------------------------------------

                                Page 5 of 9 pages

CUSIP No.  25848T109


ITEM 1.
     (a)  Name of Issuer:
          DOT HILL SYSTEMS CORP.

     (b)  Address of Issuer's Principal Executive Offices:
          6305 EL CAMINO REAL
          CARLSBAD, CA 92009

ITEM 2.
     (a)  Name of Person Filing:
          WILLIAM R. SAUEY
          FLAMBEAU CORPORATION
          FLAMBEAU PRODUCTS CORPORATION
          SEATS, INC.

     (b)  Address of Principal Business Office, or if None, Residence:
          WILLIAM R. SAUEY
          NORDIC GROUP OF COMPANIES LTD
          414 BROADWAY, SUITE 200
          BARABOO, WI 53913

          FLAMBEAU CORPORATION
          801 LYNN AVENUE
          BARABOO, WI  53913

          FLAMBEAU PRODUCTS CORPORATION
          1591 VALPLAST ROAD
          MIDDLEFIELD, OH  44062

          SEATS, INC.
          1515 INDUSTRIAL STREET
          REEDSBURG, WI 53959

     (c)  Citizenship:

          WILLIAM R. SAUEY:  UNITED STATES

          FLAMBEAU CORPORATION AND SEATS, INC.:
          PLACE OF ORGANIZATION:  WISCONSIN

          FLAMBEAU PRODCUTS CORPORATION:
          PLACE OF ORGANZIATION:  OHIO

     (d)  Title of Class of Securities:
          COMMON STOCK, $.001 PAR VALUE SHARE

     (e)  CUSIP Number:
          25848T109


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
          NOT APPLICABLE

     (a)  [_]  Broker or dealer registered under Section 15 of the Act
               (15 U.S.C. 78o).
     (b)  [_]  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).
     (c) [_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).
     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
     (e) [_] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
     (f) [_] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
     (g) [_] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);
     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
     (j)  [_]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

                                Page 6 of 9 pages

ITEM 4. OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:
         WILLIAM R. SAUEY:                                     2,491,737
         FLAMBEAU CORPORATION:                                   655,876
         FLAMBEAU PRODUCTS CORPORATION:                          393,618
         SEATS, INC.:                                             64,075

     (b)  Percent of class:
         WILLIAM R. SAUEY:                                          9.9%
         FLAMBEAU CORPORATION:                                      2.6%
         FLAMBEAU PRODUCTS CORPORATION:                             1.6%
         SEATS, INC.:                                               0.3%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote
         WILLIAM R. SAUEY:                                     1,378,168
         FLAMBEAU CORPORATION:                                   655,876
         FLAMBEAU PRODUCTS CORPORATION:                          393,618
         SEATS, INC.:                                             64,075

          (ii)  Shared power to vote or to direct the vote
         WILLIAM R. SAUEY:                                             0
         FLAMBEAU CORPORATION:                                         0
         FLAMBEAU PRODUCTS CORPORATION:                                0
         SEATS, INC.:                                                  0

          (iii) Sole power to dispose or to direct the disposition of
         WILLIAM R. SAUEY:                                     1,378,168
         FLAMBEAU CORPORATION:                                   655,876
         FLAMBEAU PRODUCTS CORPORATION:                          393,618
         SEATS, INC.:                                             64,075

          (iv)  Shared power to dispose or to direct the disposition of
         WILLIAM R. SAUEY:                                             0
         FLAMBEAU CORPORATION:                                         0
         FLAMBEAU PRODUCTS CORPORATION:                                0
         SEATS, INC.:                                                  0

INSTRUCTION. For computations regarding securities which represent a right to acquire an underlying security SEE ss.240.13d3(d)(1).


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

INSTRUCTION: Dissolution of a group requires a response to this item.

NOT APPLICABLE

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

NOT APPLICABLE
                                Page 7 of 9 pages

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

NOT APPLICABLE

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

NOT APPLICABLE

ITEM 10.  CERTIFICATIONS. NOT APPLICABLE

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."


     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

NOT APPLICABLE

                                Page 8 of 9 pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     February 25, 2003
                                        ----------------------------------------
                                                        (Date)


                                          /s/ William R. Sauey
                                        ----------------------------------------
                                                      (Signature)


                                               William R. Sauey, Director
                                        ----------------------------------------
                                                      (Name/Title)

                                     FLAMBEAU CORPORATION

                                     By:  /s/ William R. Sauey
                                        ----------------------------------------
                                                      (Signature)

                                                   William R. Sauey,
                                          Chairman of the Board of Directors,
                                                  Flambeau Corporation
                                        ----------------------------------------
                                                      (Name/Title)


                                     FLAMBEAU PRODUCTS CORPORATION

                                     By:  /s/ William R. Sauey
                                        ----------------------------------------
                                                      (Signature)


                                                   William R. Sauey,
                                          Chairman of the Board of Directors
                                             Flambeau Products Corporation
                                        ----------------------------------------
                                                      (Name/Title)


                                     SEATS, INC.

                                     By:  /s/ William R. Sauey
                                        ----------------------------------------
                                                      (Signature)


                                                   William R. Sauey,
                                          Chairman of the Board of Directors
                                                       Seats, Inc.
                                        ----------------------------------------
                                                      (Name/Title)


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

                                Page 9 of 9 pages